UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

September 29, 2015

RETAIL OPPORTUNITY INVESTMENTS CORP.

(Exact Name of Registrant as Specified in Its Charter)

Maryland (State or other jurisdiction of incorporation)	001-33749 (Commission File Number)	26-0500600 (I.R.S. Employer Identification No.)
RETAIL OPPORTUNITY INVESTMENTS PARTNERSHIP, LP (Exact Name of Registrant as Specified in Its Charter)
Delaware (State or other jurisdiction of incorporation)	333-189057-01 (Commission File Number)	94-2969738 (I.R.S. Employer Identification No.)

8905 Towne Centre Drive, Suite 108 San Diego, California	92122 (Zip Code)

Registrant's telephone number, including area code: (858) 677-0900

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing of obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The information set forth in Item 2.03 is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Term Loan Facility

On September 29, 2015, Retail Opportunity Investments Corp. (the "Company"), as the Parent Guarantor, and Retail Opportunity Investments Partnership, LP ("ROIP"), as the Borrower, entered into a term loan agreement (the "Term Loan Agreement") with KeyBank National Association, as Administrative Agent (the "Administrative Agent"), U.S. Bank National Association, as the Syndication Agent and the other lenders party thereto.

Pursuant to the Term Loan Agreement, the lenders agreed to provide a $300 million unsecured term loan facility. The Term Loan Agreement also provides ROIP may from time to time request increased aggregate commitments of $200 million under certain conditions set forth in the Term Loan Agreement, including the consent of the lenders for the additional commitments. The proceeds of the term loan facility may be used by the Company and ROIP for general corporate purposes, including, without limitation, acquisition of real properties, working capital and capital expenditures. The initial maturity date of the Term Loan Agreement is January 31, 2019, subject to two one-year extension options, which may be exercised by ROIP upon satisfaction of certain conditions, including payment of extension fees to the Administrative Agent in an amount equal to 0.10% multiplied by the aggregate commitments to be shared pro rata among the lenders thereto.

Borrowings under the Term Loan Agreement bear interest on the outstanding principal amount at a rate equal to an applicable rate based on the credit rating level of the Company, plus, as applicable, (i) a LIBOR rate determined by reference to the cost of funds for U.S. dollar deposits for the relevant period (the "Eurodollar Rate"), or (ii) a base rate determined by reference to the highest of (a) the federal funds rate plus 0.50%, (b) the rate of interest announced by the Administrative Agent as its "prime rate," and (c) the Eurodollar Rate plus 1.00%.

The Term Loan Agreement contains terms, conditions, covenants, and representations and warranties that are customary and typical for a transaction of this nature. The Term Loan Agreement contains various affirmative and negative covenants, including limitations on liens, investments, indebtedness, fundamental organizational changes, dispositions, changes in the nature of business, transactions with affiliates, burdensome agreements, use of proceeds and stock repurchases.

The Term Loan Agreement also requires the Company to comply with the following financial covenants: (i) minimum consolidated tangible net worth at least equal to the sum of $850 million plus 80% of the net proceeds of future equity sales and issuances by the Company, (ii) minimum consolidated fixed charge coverage ratio of at least 1.50 to 1.00, (iii) maximum consolidated leverage ratio of 60% (though the Borrower may make a one-time election to permit such ratio to be as high as 65% for a period of up to two consecutive fiscal quarters following a Material Acquisition (as defined in the Term Loan Agreement), (iv) maximum quarterly distributions for any consecutive four quarters not to exceed 95% of the Company's funds from operations for such four quarter period, (v) maximum consolidated unencumbered leverage ratio of 60% (though the Borrower may make a one-time election to permit such ratio to be as high as 65% for a period of up to two consecutive fiscal quarters following a Material Acquisition (as defined in the Term Loan Agreement), (vi) maximum consolidated secured indebtedness ratio of 40%, (vii) maximum consolidated unencumbered interest coverage ratio of 1.75 to 1.00 and (viii) maximum consolidated secured recourse indebtedness ratio of 10%.

The Term Loan Agreement also includes customary events of default, in certain cases subject to reasonable and customary periods to cure, including, but not limited to, with respect to non-payment, breach of terms, covenants or agreements, breach of representations and warranties, cross-defaults, insolvency proceedings, inability to pay debts, attachment, judgments, ERISA events, invalidity of loan documents, or change of control. The occurrence of an event of default may result in acceleration of payments and the lenders being permitted to exercise all other rights and remedies available to them.

ROIP's performance of the obligations under the Term Loan Agreement, including the payment of any outstanding indebtedness thereunder, are guaranteed, jointly and severally, by the Company.

The foregoing description of the Term Loan Agreement is qualified in its entirety by reference to the text of such agreement attached as Exhibits 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Term Loan Agreement, dated as of September 29, 2015, by and among Retail Opportunity Investments Partnership, LP, as the Borrower, Retail Opportunity Investments Corp., as the Parent Guarantor, certain subsidiaries of the Parent Guarantor identified therein, as the Subsidiary Guarantors, KeyBank National Association, as Administrative Agent, U.S. Bank National Association, as the Syndication Agent and the other lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 2, 2015	RETAIL OPPORTUNITY INVESTMENTS CORP.

	By:	/s/ Michael B. Haines
Name: Michael B. Haines
Title: Chief Financial Officer

Dated: October 2, 2015	RETAIL OPPORTUNITY INVESTMENTS PARTNERSHIP, LP

	By:	RETAIL OPPORTUNITY INVESTMENTS GP, LLC,
its general partner

	By:	/s/ Michael B. Haines
Name: Michael B. Haines
Title: Chief Financial Officer